Exhibit 21.1

Antares Pharma, Inc.
Subsidiaries of the Registrant

Name	State or Other Jurisdiction of Formation
Antares Pharma AG Antares Pharma IPL AG Permatec NV	Switzerland Switzerland Netherlands, Antilles